Exhibit 99.1

Nanosphere Clarifies Recent Transactions in Company’s Common Stock

NORTHBROOK, IL – April 4, 2014 – Nanosphere, Inc. (NASDAQ: NSPH) today clarified recent transactions in Nanosphere’s common stock by certain of its directors and significant stockholders in response to false and misleading reports and web site postings about those transactions, which are detailed below.

From March 26, 2014 through March 28, 2014, Gene Cartwright, Andre de Bruin and Sheli Rosenberg, each a Nanosphere director, purchased 23,200, 3,000 and 10,000 shares of Nanosphere’s common stock, respectively (collectively, the “Director Stock Purchases”), in open market transactions that were reported in statements of changes in beneficial ownership on Forms 4 filed by Dr. Cartwright, Mr. de Bruin and Ms. Rosenberg that were filed with the Securities and Exchange Commission (the “Commission”) on March 27 and March 28.

On April 3, 2014, Lurie Investments Fund, L.L.C., Lurie Lending Company, L.L.C. and Anda-Proquest, L.L.C. (collectively, the “Lurie Entities”), each directly or indirectly owned and controlled by Ann Lurie, filed a joint statement of changes in beneficial ownership on Form 4 reporting certain transfers of an aggregate of 10,182,639 shares of Nanosphere common stock by and between the Lurie Entities (the “Lurie Transfers”). As reported in this Form 4 filing, the Lurie Transfers did not result in any change to the number of shares of Nanosphere common stock beneficial owned by Ms. Lurie, and both before and after the Lurie Transfers Ms. Lurie beneficially owned all 10,182,639 shares that were the subject of the Lurie Transfers as well as an additional 4,542,098 shares of Nanosphere common stock held directly by Ms. Lurie or indirectly through other entities that she owns or controls that were not parties to the reported Lurie Transfers.

On the afternoon of April 4, 2014, Nanosphere became aware of certain materially false and misleading reports and web site postings stating that the Director Stock Purchases resulted in sales of stock by such directors and that the Lurie Transfers resulted in Ms. Lurie and the Lurie Entities no longer owning any common stock of Nanosphere. In accordance with NASDAQ Stock Market Rule 5250, Nanosphere is issuing this press release to correct this materially false and misleading information and to confirm that (i) the aggregate 36,200 shares of Nanosphere common stock that are the subject of the Director Stock Purchases were acquired by such directors, and were not dispositions, and (ii) the Lurie Transfers did not result in any change in Ms. Lurie’s holdings in Nanosphere and Ms. Lurie continues to beneficially own, either directly or indirectly, an aggregate of 14,724,737 shares of Nanosphere common stock.

The Company has notified the Commission’s Division of Trading and Markets of these materially false reports regarding the Director Stock Purchases and Lurie Transfers and requested that the Commission staff investigate the circumstances surrounding the dissemination of such false information.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Lindsey Saxon, Director of Communications

847-400-9173

lsaxon@nanosphere.us